Exhibit 5.1
     October 10, 2006
PHI, Inc.
2001 S.E. Evangeline Thruway
Lafayette, Louisiana 70508
Re: PHI, Inc. and the Registrant Guarantors Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to PHI, Inc., a Louisiana corporation (the “Issuer”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of (i) the proposed offer by the Issuer to exchange (the “Exchange Offer”) all outstanding 7.125% Senior Notes due 2013 ($200 million aggregate principal amount outstanding) (the “Unregistered Notes”) of the Issuer for 7.125% Senior Notes due 2013 ($200 million aggregate principal amount) (the “Registered Notes”) of the Issuer and (ii) the guarantees (the “Guarantees”) pursuant to the Indenture referred to below of the Guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Unregistered Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of April 12, 2006 (the “Indenture”), among the Issuer, the Registrant Guarantors and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
We have examined originals or certified copies of the Indenture and such corporate records of the Issuer and other certificates and documents of officials of the Issuer, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Issuer, the due authorization, execution and delivery of the Indenture, the Unregistered Notes and all other documents by the parties thereto other than the Issuer, that the Registered Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Registered Notes will be manually signed by one of the Trustee’s authorized officers.

PHI, Inc.
October 10, 2006

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Unregistered Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered by the Issuer in accordance with the terms of the Indenture, against receipt of the Unregistered Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with,
1.	the Registered Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Issuer and will be entitled to the benefits of the Indenture in accordance with the terms thereof; and

2.	the Guarantees proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of each Registrant Guarantor in accordance with the terms thereof.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Issuer or a

PHI, Inc.
October 10, 2006

Registrant Guarantor from paying all or any portion of the Unregistered Notes or the Registered Notes as contemplated in the Indenture.
We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date and the date of effectiveness of the Registration Statement, and we undertake no (and hereby disclaim any) obligation to update this opinion.
Very truly yours,
/s/ Akin Gump Strauss Hauer & Feld LLP
AKIN GUMP STRAUSS HAUER & FELD LLP